Exhibits 5.1, 23.2
Opinion and Consent of Burnet, Duckworth & Palmer LLP as to the validity of the shares to be issued

November 12, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Sirs/Mesdames:

Re:	TransGlobe Energy Corporation – Registration Statement on Form S-8 Registering Shares Issuable
Under TransGlobe Energy Corporation's Amended and Restated Stock Option Plan

We are Canadian counsel for TransGlobe Energy Corporation (the "Company"). We write to provide our opinion in connection with the filing of the Registration Statement on Form S-8 of the Company registering 5,885,622 of the Company's common shares (the "Common Shares") issuable pursuant to the exercise of stock options granted or that may be granted by the Company pursuant to its amended and restated stock option plan dated effective as of May 9, 2007 (the "Plan").

We have made or caused to be made such investigations and examined originals or copies certified or otherwise identified to our satisfaction, of such records and corporate proceedings, certificates and other documents that we have considered relevant to this opinion. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or confirmed copies or facsimiles.

We are qualified to practice law only in the Province of Alberta and our opinions herein are restricted to the laws of the Province of Alberta and the federal laws of Canada applicable therein, in effect on the date hereof.

Based on and subject to the foregoing, we are of the opinion that the Common Shares issuable by the Company pursuant to the exercise of options granted under the Plan, when issued against receipt of the consideration therefore in accordance with the provisions of the Plan and the definitive option agreements governing the issuance of the options, will be validly issued as fully paid and non-assessable Common Shares upon the exercise of the stock options in accordance with the terms thereof.

This opinion may be delivered only to the Securities and Exchange Commission (the "SEC") and is solely for the benefit of the SEC in connection with the filing of the Registration Statement on Form S-8 of the Company. This opinion may not be relied upon by the SEC for any other purpose or by any other person, firm or corporation for any purpose without the prior written consent of this firm.

We hereby consent to the filing of this opinion as an exhibit to the registration statement referred to above and the use of our name wherever it appears in said registration statement.

Yours truly,

(signed) "Burnet, Duckworth & Palmer LLP"